I.	CODE OF CONDUCT

A.	Summary of Certain Key Requirements

This Section of the Manual constitutes the Firm’s Code of Conduct, which has been drafted broadly to comply with the Covered Laws. The entire Code of Conduct constitutes the Firm’s code of ethics for purposes of Rule 204A-1 under the Advisers Act. Section C hereof constitutes the Firm’s code of ethics for purposes of Rule 17j-1 under the Investment Company Act. This Section applies to the Firm, all full-time Employees and certain other designated persons supervised by the Firm. FOR PURPOSES OF THIS CODE OF CONDUCT, EMPLOYEES AND OTHER SUPERVISED PERSONS DESIGNATED BY THE FIRM WILL BE REFERRED TO COLLECTIVELY AS “Employees”. Whether a consultant, intern or other third party will be designated a supervised person will be based on a facts and circumstances analysis based on the amount of time such person will provide services to the Firm and such person’s access to sensitive information.

Each Employee is required to confirm that he or she has read, understands and agrees to comply with the policies set forth herein by completing the electronic Acknowledgement and Condition of Employment or Association Certification located in Avenue’s automated Code of Conduct management system (the “Code of Ethics System”). A consultant, intern or other third party who does not fall in the above definition of Employee may be required to sign a Non-Disclosure Agreement which may be obtained from the Legal Department or the Human Resources Department.

The Firm seeks to foster a climate of, and reputation for, integrity and professionalism. Its reputation is a vital business asset. The confidence and trust placed in the Firm by investors is something it values and endeavors to protect.

Accordingly, the Firm is committed to the highest standards of business conduct, and its guiding principle is to always seek to place the interest of the clients first. This Manual sets forth the standards that govern its day-to-day operations. Each Employee is responsible for his or her compliance with all of the procedures and standards detailed in the Manual that are applicable to him or her.

The conduct of each Employee is of vital importance to the Firm. A single misstep could potentially undermine the Firm’s operations and reputation. In addition, Avenue’s status as a registered investment adviser subjects it to various federal laws, rules and regulations. The Firm’s Employees are required to comply with applicable federal securities laws. For these reasons, violations of the policies and procedures set forth in the Manual may lead to significant penalties, including termination of employment.

The Firm has established procedures, and a system for applying those procedures, to facilitate the supervision of Employees with a view to detecting and preventing violations by them of applicable laws and regulations. This Manual is intended to serve as a guide for persons who are subject to those laws and regulations and for those persons who are responsible for supervising and enforcing the policies and procedures as set forth in the Manual.

Currently, Avenue London has one client, Avenue Europe International Management, L.P., through a sub-advisory relationship.

Senior Management Responsibility and Approved Persons

1-1-2018

Avenue London will ensure that Partners and Employees perform only those investment business activities for which they are suitably experienced and qualified and approved in accordance with the FCA Approved Person regime.

The Chief Compliance Officer will identify all Employees needed to be Approved Persons and must be consulted in the event of any doubt.

Senior Management and others may be “approved” for more than one Controlled Function and some Controlled Functions may be the responsibility of more than one person. Where this is the case, however, there must be a clear record of which accountabilities have been allocated between the relevant individuals.

An Approved Person may also be responsible for a function that is not a regulated activity. In such circumstances, this does not have the effect of bringing the unregulated activity within the remit of the Controlled Function and thus subject to FCA Regulation.

Any suspected breach of compliance, or any other incident which potentially may damage the “fit and proper” status of any Partner or Employee, must be reported to the Chief Compliance Officer. For this purpose, Partners and Employees must notify the Chief Compliance Officer of any event or situation which jeopardises their qualification as an Approved Person. This would include (but is not limited to) financial embarrassment, potential litigation, or commission of an offence (other than minor motoring offences). Any other changes in personal circumstances which impact on the information lodged with the FCA for individual registration must be notified to the Chief Compliance Officer.

The Chief Compliance Officer will notify the FCA of any material circumstances directly affecting the Approved Person sponsored by Avenue London within seven calendar days of becoming aware of such information. If the Chief Compliance Officer considers that disciplinary action needs to be taken against any individual as a result of a change in their circumstances and as a result, their appropriateness for particular activities, a record of the reason for the disciplinary action and the steps taken to discipline the Partner or Employee will be made. The FCA may bring separate disciplinary actions against Approved Persons.

Regulation of Approved Persons

Before an individual attains the status of Approved Person, they will need to demonstrate that they meet the expectations of the FCA. These are arranged under three criteria:

a)	honesty, integrity and reputation;

b)	competence and capability; and

c)	financial soundness.

Prior to additional persons performing a controlled function, Avenue London must apply to the FCA for the person to become an Approved Person. The FCA will only grant approval if it is satisfied that the person is ‘fit and proper’ to perform the Controlled Function to which the application relates. The FCA may also withdraw its approval at any time if it considers the person is no longer ‘fit and proper’ to perform that Controlled Function.

1-1-2018

Background checks and other due diligence will be performed on candidates to become an Approved Person, which includes an analysis of the three criteria outlined above.

Senior Management Arrangements

Avenue London is required by the FCA to take reasonable care to establish and maintain a clear and appropriate apportionment of significant responsibilities among its Partners and senior managers. This is to be done in such a way that individual responsibilities are clear, and the business and affairs of Avenue London can be adequately monitored and controlled by the Partners, relevant senior managers and governing body.

Systems and Controls

The FCA rules require that a firm must take reasonable care to establish and maintain such systems and controls as are appropriate to its business. The type of systems and controls employed by the regulated firm will depend on a variety of factors including the:

●	nature, scale and complexity of its business;

●	diversity of its operations, including geographical diversity;

●	volume and size of transactions; and

●	degree of risk associated with each area of its operations.

Avenue London must also:

●	have adequate safeguards for the security, integrity and confidentiality of information;

●	have defined arrangements for the segregation of duties and the prevention of conflicts of interest;

●

take reasonable steps when relying on a third party for the performance of critical operations (that is, functions where a defect or failure in performance would have a material impact on (1) whether the firm can continue to comply with authorization requirements, (2) its financial performance, or (3) the soundness or the continuity of its relevant services and activities);

●	demonstrate internal control mechanisms, including sound administrative and accounting procedures and effective control and safeguarding arrangements for information processing systems; and

●	have whistle-blowing arrangements in place for the protection of Employees.

The FCA has issued guidance on the principal issues, which the Governing Board of Avenue London needs to keep in mind. These include the following:

a)	Organisation – Clear reporting lines;

b)	Compliance with applicable laws;

c)	Risk assessment of material risks; and

1-1-2018

d)	Management information – Proper books and records.

It is the responsibility of the Chief Compliance Officer to ensure that Avenue London has appropriate arrangements in place, to ensure:

e)	Employees and agents – Background checks and due diligence;

f)	Business strategy to identify, measure, manage and control risks of regulatory concern; and

g)	Business Continuity.

The duty to comply with the FCA rules rests with all of Avenue London’s Partners and Employees, the policies and procedures for which are set forth herein.

Partners and managers will be responsible for ensuring compliance within their areas of control.

It is the responsibility of the Chief Compliance Officer to monitor the conduct of investment business within Avenue London and to ensure that the compliance duties of Partners and managers are carried out.

The Chief Compliance Officer will have access to all records kept by Avenue London.

Avenue London’s Partners and Employees will inform the Chief Compliance Officer of any suspected breaches of guidelines or rules and will assist with any subsequent investigation as and when requested.

a)	Importance of Compliance

Failure to comply with the rules and procedures in this Manual may lead to termination of employment, material harm to the Firm’s reputation, the inability to enforce contracts, and criminal, civil and regulatory fines and sanctions.

Failure to adhere to these rules and procedures will be viewed very seriously; ignorance of them is no excuse. It is the responsibility of each Partner and Employee to be familiar with these rules and procedures and to adhere to them at all times.

b)	The Chief Compliance Officer

As Avenue London carries out designated investment business, it must allocate to a Partner or senior manager the function of:

(i)	having responsibility for oversight of the firm’s compliance; and

(ii)	reporting to the governing body in respect of that responsibility.

The Chief Compliance Officer will ensure that records are maintained relating to Avenue London’s investment business activities as required by the FCA.

The Chief Compliance Officer will also be responsible for communicating with the FCA on any matters concerning compliance.

1-1-2018

The Chief Compliance Officer and any Employees reporting to him for compliance duties will monitor the application and effectiveness of the compliance procedures, in relation to the objectives stated in Avenue London’s policies.

In order to do this, the Chief Compliance Officer may order an investigation into the application and effectiveness of the compliance procedures, or any other investigation he feels is necessary.

In accordance with FCA’s requirements, a customised compliance-monitoring programme is used to check that all relevant FCA rules are being complied with. The results of each test are recorded and filed.

c)	Responsibility for Implementation

All Partners and Employees are personally responsible for compliance whilst carrying out their day-to-day activities and duties. Partners and departmental heads are responsible for the enforcement of compliance procedures in each of their areas of authority. All Partners and Employees of Avenue London shall co-operate to the best of their ability with the Chief Compliance Officer in the pursuit of his duties.

Any proposed changes to existing procedures, or any new procedures, must be reported to the Chief Compliance Officer who will authorise the procedures pertaining to relevant rules and regulations.

The Chief Compliance Officer may impose any change in operations or procedures which will assist Partners and Employees in complying with relevant rules and regulations or assist with the monitoring of compliance.

On all operational matters concerning compliance, all Partners and Employees must abide by the decisions of the Chief Compliance Officer.

d)	Access to Information

(i)	Access to Records

To enable to review and monitor Avenue London’s conduct of investment business, the Chief Compliance Officer has the right of access to any records kept by Avenue London.

All Partners and Employees must immediately comply with any request by the Chief Compliance Officer to see or take copies of any records for which they are responsible.

All Partners and Employees must prepare reports as and when reasonably requested by the Chief Compliance Officer.

(ii)	Access to Personnel

All Partners and Employees will be expected to liaise directly with the Chief Compliance Officer on any matters concerning compliance or suspected breaches of compliance, regardless of their status.

In addition, Partners and Employees must make themselves available for interviews as and when requested by the Chief Compliance Officer, given reasonable notice. Any question asked by the Chief Compliance Officer at such an interview must be answered fully and truthfully.

1-1-2018

The Chief Compliance Officer has the right to attend any meetings (internal or external) without prior notice. When attendance at external meetings is anticipated, the Chief Compliance Officer will give consideration to the commercial implications of his attendance.

e)	Breaches Reporting

Any questions, uncertainties, or problems relating to compliance from staff must be directed to the Partner or departmental head responsible for those staff. In addition, Employees may report any questions, uncertainties or problems through the Firm’s whistle-blower policy. See Section II.F. – Code of Conduct - Reporting of Violations and Whistle-Blower Policy.

Any questions, uncertainties, or problems relating to compliance from Partners or departmental heads must be directed to the Chief Compliance Officer.

A combined register of rule breaches will be maintained for all of Avenue. The register must record all breaches by Avenue London, including:

(i)

full and complete details of occurrences which have, or in the opinion of the Chief Compliance Officer or any client may have, involved a breach of the Rules other than a breach which the Chief Compliance Officer believes on reasonable grounds not to be material; and

(ii)	the steps taken to remedy the breach.

The register must be updated as soon as the breach becomes known and breaches must be kept in the register for a period of seven years, the first two years on-site, from the date the breach occurred or was discovered.

It is the responsibility of Partners of Avenue London to bring any breaches identified to the Chief Compliance Officer’s attention. It is the Chief Compliance Officer’s responsibility to ensure that the breaches register in respect of Avenue London is maintained and kept up to date.

f)	Scope of Permission

Avenue London has received permission to carry out the following activities:

(i)	Managing investments;

(ii)	Advising on investments;

(iii)	Dealing in investments as agent;

(iv)	Arranging (bringing about) deals in investments;

(v)	Making arrangements with a view to transactions in investments;

(vi)	Arranging the safeguarding and administration of assets; and

(vii)	Agreeing to carry out regulated activities.

Some activities that Avenue London carries on (for example, direct real estate transactions and loans) are not regulated under FiSMA and thus do not need FCA permission to be carried on. Where regulated

1-1-2018

activities are concerned, the permissions granted to Avenue London means that it can act only for professional clients and eligible counterparties; and cannot hold client money or assets (as defined in the Handbook; this definition does not however include subscription proceeds). Employees must refuse to act for any customer who falls outside these categories or for whom in the course of a transaction clients’ money would be held. They should also report any such approaches to the Chief Compliance Officer.

Training, Remuneration and Competence

In accordance with the FCA rules (SYSC.5.1.1R), Avenue London is required to employ personnel with the skills, knowledge and expertise necessary for the discharge of the responsibilities allocated to them. Because Avenue London does not conduct business with retail clients it is not subject to the detailed provisions of the FCA’s Training and Competence Sourcebook.

a)	Attaining Competence

Avenue London must not allow an Employee to engage in or supervise activity unless the Employee has demonstrated the necessary competence or is appropriately supervised by another competent individual, in that activity. An Employee is deemed to have attained competence based on prior work experience and/or they have passed the appropriate approved examinations, a list of which is held by the Chief Compliance Officer. However, Employees who have not passed the relevant approved examinations must be supervised.

Before an Employee can be considered as competent, he must also have sufficient knowledge and skills needed to undertake his activities.

All Employees under supervision must pass any examinations which Avenue London deems appropriate within the time specified by Avenue London.

b)	Maintaining Competence

Avenue London will assess, at least once every 12 months, its Partners and Employees’ competence.

The continuing competence of Employees is maintained by structured and unstructured training. This can include attendance at formal courses, conferences, seminars and briefings; technical reading; preparing materials for making presentations at conferences, seminars etc. A record will be kept of all training undertaken by an Employee. Annually, the Chief Compliance Officer and senior portfolio manager of Avenue London will also assess the competency of each Avenue London Employee.

c)	Training

The Chief Compliance Officer will arrange at least annually for refreshing and updating technical knowledge and other relevant information on industry and regulatory developments. The training will take into account client complaints records, personnel records and any other records kept by the company that may be considered relevant in the assessment of their suitability.

d)	Remuneration

1-1-2018

Avenue London has adopted a remuneration policy designed to align Employee and client interests as well as align performance reviews, (policy breaches, competency, etc.) with Employees’ remuneration. See Annex Z – Remuneration Policy

e)	Record Keeping

Avenue London must make and retain appropriate records to demonstrate compliance with the rules on training and competence. The records must be retained for at least seven years, the first two years on-site, after cessation of employment of an Employee. For Avenue’s record keeping policy, which applies also to Avenue London, see Annex V – Books and Records Retention and Disposal Guidelines attached hereto.

Regulated Activities of the Firm

Avenue London has agreed to a Scope of Permission Notice (the “Notice”) with the FCA defining the limits of the regulated activities that it is authorised to carry out. Such permissions are: Advising on investments (except on Pension Transfers and Pension Opt Outs); Agreeing to carry on a regulated activity; Arranging (bringing about) deals in investments; Arranging safeguarding and administration of assets; Dealing in investments as agent; Making arrangements with a view to transactions in investments; and Managing investments.

The Notice states those activities for which authorization has been formally granted and cannot be amended without FCA prior approval. The Partners will authorise a request to the FCA in respect of a change in the Notice.

a)	Authorised Business

No Partner or Employee may carry out any investment business on behalf of Avenue London, which is not included in the Notice.

The Notice for Avenue London is also available on the FCA website.

b)	Amending the Notice

Any proposed new category of investment business must be reported to the Chief Compliance Officer at the start of the planning process. The new business activity may not be carried out until it has been formally authorised by the Chief Compliance Officer, who may have to make a request to the FCA for a variation or cancellation of permission.

The Chief Compliance Officer will annually review Avenue London’s business activities to ensure that they fall within the categories and levels of activity defined in the Notice.

If the proposed new business activity is not provided for in the Statement of Permitted Business or the annual review of business activities reveals that a change will be required to the Notice, the Chief Compliance Officer will determine the exact change in liaison with the Partners. The Chief Compliance Officer will also discuss the implications of such changes on an informal basis with the FCA.

When the proposed amendment to the Notice has been confirmed and agreed with the Partners, the Chief Compliance Officer will then seek approval for the change from the FCA. If the proposed amendment to the Notice is disputed, the Chief Compliance Officer will communicate this to the

1-1-2018

Partners. Any changes necessary to gain authorization will be discussed with all relevant Partners and Employees. The Partners must approve any such changes or the decision not to continue with the proposed new business activity.

Currently, Avenue Hong Kong has one client, Avenue Asia, through a sub-advisory relationship.

Senior Management Responsibility and Licensed Representatives

Avenue Hong Kong will ensure that directors and Employees perform only those investment business activities for which they are suitably experienced and qualified and licensed in accordance with the SFC licensing regime.

The Chief Compliance Officer will identify all directors or Employees needed to be licensed representatives and / or responsible officers and must be consulted in the event of any doubt.

Senior Management and licensed representatives may be “approved” as responsible officers for supervising more than one regulated activity and some regulated activities may be the responsibility of more than one person. Currently, Avenue Hong Kong is licensed to conduct only one type of regulated activity: asset management (Type 9 license). Should Avenue Hong Kong be approved for any additional types of regulated activity in the future, there must be a clear record of which responsibilities have been allocated between the relevant individuals, as well as proved to the satisfaction of the SFC that the responsible officer concerned has adequate time allocation to each of those regulated activities and that there are no conflicts of interest.

Any suspected breach of compliance, or any other incident which potentially may damage the “fit and proper” status of any Employee or licensed representative, must be reported to the Chief Compliance Officer. For this purpose, directors and Employees must notify the Chief Compliance Officer of any event or situation which jeopardises their qualification as licensed representatives. This would include (but is not limited to) financial embarrassment, potential litigation, or commission of an offence (other than minor motoring offences). Any other changes in personal circumstances which impact on the information lodged with the SFC must be notified to the Chief Compliance Officer.

The Chief Compliance Officer will notify the SFC of any circumstances affecting a licensed representative sponsored by Avenue Hong Kong within seven business days in accordance with the SFO and the Securities and Futures (Licensing and Registration) (Information) Rules (“Information Rules”). If the Chief Compliance Officer considers that disciplinary action needs to be taken against any individual as a result of a change in their circumstances and as a result, their appropriateness for particular activities, a record of the reason for the disciplinary action and the steps taken to discipline the directors or Employee will be made. The SFC may bring separate disciplinary actions against licensed representatives.

Regulation of Licensed Representatives

Before an individual attains the licensing status of a licensed representative, they will need to demonstrate that they meet the expectations of the SFC in terms of their fit and properness. These are arranged under four criteria:

a)	reputation, character, reliability and financial integrity;

b)	ability to carry out the regulated activity competently, honestly and fairly;

1-1-2018

c)	financial status and solvency; and

d)	educational or other qualifications or experience having regard to the functions to be performed.

Prior to any person performing a regulated activity, Avenue Hong Kong must apply to the SFC for the person to be approved as a licensed representative. The SFC will only grant approval if it is satisfied that the person is ‘fit and proper’ to perform the regulated activity and the nature of the function to which the application relates. The SFC may also revoke its approval at any time if it considers the person is no longer ‘fit and proper’ to perform that regulated activity.

Background checks and other due diligence will be performed on candidates applying to become a licensed representative, which includes an analysis of the four criteria outlined above.

Senior Management Arrangements

Avenue Hong Kong is required by the SFC to take reasonable care to establish and maintain a clear and appropriate apportionment of significant responsibilities among its directors and Senior Managers. This is to be done in such a way that individual responsibilities are clear, and the business and affairs of Avenue Hong Kong can be adequately monitored and controlled by the directors, relevant Senior Managers and governing body in order to maintain appropriate standards of conduct and compliance with its policies and procedures under General Principle 9 of the SFC Code of Conduct and the SFC’s circulars and in particular the Circular “Regarding Supervision and Risk Management of 29 October 2008.

Separately, Senior Management should approve the opening of any discretionary mandates.

Systems and Controls

The SFC Code of Conduct and the Internal Control Guidelines require that a firm must take reasonable care to establish and maintain such systems and controls as well as financial and operational capabilities as are appropriate to its business which can be reasonably expected to protect its operations, its clients and other licensed counterparties from financial loss arising from theft, fraud and other dishonest acts, professional misconduct or omissions. The type of systems and controls to be employed will be based on the activities to be undertaken.

Avenue Hong Kong is also required to:

●

have adequate safeguards for the security, integrity and confidentiality of information including preventing Employees from taking advantage of confidential price sensitive information and contravening insider dealing and other market misconduct provisions in Parts XIII and XIV of the SFO;

●	have defined arrangements for the segregation of duties and the prevention of conflicts of interest and disclosure of such conflicts where required;

●

take reasonable steps when relying on a third party for the performance of critical operations (that is, functions where a defect or failure in performance would have a material impact on (1) whether the firm can continue to comply with authorization requirements, (2) its financial performance, or (3) the soundness or the continuity of its relevant services and activities including maintaining an effective business continuity plan); and

1-1-2018

●	demonstrate internal control mechanisms, including sound administrative and accounting procedures and effective control and safeguarding arrangements for information processing systems.

The SFC requires:

a)	Organisation – Clear reporting lines;

b)	Compliance with applicable laws – appropriate recruitment and adequate training;

c)	Risk assessment of material risks – clearly defined risk policies and reporting methodologies; and

d)	Management information – Proper books and records and effective record retention policies.

It is the responsibility of the Chief Compliance Officer to ensure that Avenue Hong Kong has appropriate arrangements in place, to ensure:

e)	Employees, licensed representatives and agents – Background checks and due diligence;

f)	Business strategy to identify, measure, manage and control risks of regulatory concern; and

g)	Business Continuity.

The duty to comply with the SFC rules rests with all of Avenue Hong Kong’s directors and Employees, the policies and procedures for which are set forth herein.

Directors, responsible officers and managers will be responsible for ensuring compliance within their areas of control.

It is the responsibility of the Chief Compliance Officer to monitor the conduct of investment business within Avenue Hong Kong and to ensure that the compliance duties of directors and managers are carried out.

Avenue Hong Kong’s directors and Employees will inform the Chief Compliance Officer immediately of any suspected or actual material breaches of any laws, regulations, guidelines or rules and will assist with any subsequent investigation as and when requested. The Chief Compliance Officer will report to the SFC immediately as required.

a)	Importance of Compliance

Failure to comply with the rules and procedures in this Manual may, including, without limitation, give rise to reprimand, termination, as well as civil and criminal liability.

Failure to adhere to these rules and procedures will be viewed very seriously; ignorance of them is no excuse. It is the responsibility of each director and Employee to be familiar with these rules and procedures and to adhere to them at all times.

b)	The Chief Compliance Officer

As Avenue Hong Kong carries out designated investment business, it must allocate to a director or senior manager the function of:

1-1-2018

(i)	having responsibility for oversight of the firm’s compliance; and

(ii)	reporting to the governing body in respect of that responsibility.

c)	Responsibility for Implementation

All directors and Employees are personally responsible for compliance whilst carrying out their day-to-day activities and duties. Directors and departmental heads are responsible for the enforcement of compliance procedures in each of their areas of authority. All directors and Employees of Avenue Hong Kong shall co-operate to the best of their ability with the Chief Compliance Officer in the pursuit of his duties.

d)	Access to Information

(i)	Access to Records

To enable to review and monitor Avenue Hong Kong’s conduct of investment business, the Chief Compliance Officer has the right of access to any records kept by Avenue Hong Kong.

(ii)	Access to Personnel

All directors and Employees will be expected to liaise directly with the Chief Compliance Officer on any matters concerning compliance or suspected breaches of compliance, regardless of their status.

e)	Breaches Reporting

Any questions, uncertainties, or problems relating to compliance from staff must be directed to the Director or departmental head responsible for those staff. In addition, Employees may report any questions, uncertainties or problems through the Firm’s whistle-blower policy. See Section II.F. – Code of Conduct - Reporting of Violations and Whistle-Blower Policy.

A combined register of rule breaches will be maintained for all of Avenue. The register must record all breaches by Avenue Hong Kong.

f)	Scope of SFC License

Avenue Hong Kong is permitted to provide discretionary investment management services in relation to investments.

Some activities that Avenue Hong Kong carries on (for example, direct real estate transactions and loans) are not regulated by the SFC and thus do not need SFC permission to be carried on.

The licence granted to Avenue Hong Kong means that it can act only for “professional investors”; and cannot hold client money or assets (as defined in the SFO). Employees must refuse to act for any customer who falls outside this category. They should also report any such approaches to the Chief Compliance Officer.

g)	Maintaining Competence

Avenue Hong Kong will assess, at least once every 12 months, its directors’ and Employees’ competence.

1-1-2018

All licensed representatives are required to undertake a total of five Continuous Professional Training (“CPT”) hours relevant to Type 9 regulated activity each calendar year in accordance with the Guidelines on Continuous Professional Training.

The continuing competence of Employees is maintained by structured and unstructured training. The Chief Compliance Officer will arrange, at least annually, for training that refreshes and updates technical knowledge and other relevant information on industry and regulatory developments. The training will take into account client complaints records, personnel records and any other records kept by Avenue Hong Kong that may be considered relevant in the assessment of their suitability.

i)	Record Keeping

Avenue Hong Kong must make and retain appropriate records to demonstrate compliance with the rules on training and competence including at CPT records. The records must be retained for at least three years, the first two years on-site, after cessation of employment of an Employee. For Avenue’s record keeping policy, which applies also to Avenue Hong Kong, see Annex V – Books and Records Retention and Disposal Guidelines attached hereto.

(xiii)	Regulated Activities of the Firm

Avenue Hong Kong has a business plan (the “Business Plan”) which was submitted to the SFC when it obtained its license, describing the scope of the regulated activities that it intended to carry out. The Business Plan needs to be kept updated.

a)	Authorised Business

No director or Employee may carry out any business on behalf of Avenue Hong Kong for which it is not authorised. It is authorised to conduct the activities described in section (f) above.

The licence type and conditions for Avenue Hong Kong is also available on the SFC website.

b)	Change in the Business Scope

Any proposed new category of business must be reported to the Chief Compliance Officer at the start of the planning process. The new business activity may not be carried out until it has been formally authorised by the Chief Compliance Officer, who may have to make an application to the SFC for addition of a licence type, or a notification to the SFC if there is a significant change in the Business Plan and in such case within seven business days after such change.

The Chief Compliance Officer will annually review Avenue Hong Kong’s business activities to ensure that they fall within the categories and levels of activity defined in the licence.

B.	Insider Trading

1.	Insider Trading

Avenue prohibits Employees, either personally or on behalf of others (e.g., on behalf of an Avenue Fund), from trading while in possession of material, non-public information (“MNPI”) or from communicating MNPI to others in violation of an agreement to keep such information confidential or in violation of law (so called “insider trading”). To the extent that there is a disclosure of non-public

1-1-2018

information to the media see Annex Y - Media Policy and Media Leaks Inquiry Policy. Employees may not communicate MNPI to any person who might use such information to purchase or sell securities (so-called “tipping”). These prohibitions apply to every Employee and extend to activities within and outside their duties at the Firm.

If an Employee is unfamiliar with the insider trading laws of a foreign jurisdiction he or she should seek guidance from the Chief Compliance Officer. In addition, because determining whether information is material is a complex, fact-based analysis, once an Employee determines that certain information is nonpublic, or if an Employee is unsure whether such information is nonpublic, that Employee is prohibited from trading in the securities of the issuer and is required to notify the Chief Compliance Officer who will determine whether such information is non-public and/or material. Employees are prohibited from making materiality determinations and must consult with the Chief Compliance Officer. Employees should take particular care in understanding the prohibitions in this Section since potential penalties for the Firm and the Employee for insider trading are severe.

(a) Elements of Insider Trading Laws — Generally

While the Firm operates in many jurisdictions, each of which has its own laws with respect to insider trading, and Employees are required to consult with the Chief Compliance Officer if they have any concerns, the basic elements of insider trading are as follows:

Knowingly using MNPI to purchase or sell a security in breach of a duty.

There are several elements to this concept which are as follows:

1.         Non-Public Information — is information that has not been made widely available to the public. Depending on the jurisdiction, there may be specific means of disseminating information and waiting periods after such dissemination before such information is deemed to be widely available. Employees should consult with the Chief Compliance Officer.

2.         Materiality — Information would be considered material if it would affect a reasonable person’s decision to buy, sell or hold a security. Determining whether information is material is facts and circumstances based. As such, Employees are required to consult the Chief Compliance Officer regarding issues of materiality.

The SEC has noted that earnings guidance is virtually always material. Other enumerated types of information and events considered to be material by the SEC include:

●	Mergers, acquisitions, tender offers, joint ventures or changes in assets;

●	New products or discoveries;

●	Developments regarding customers or suppliers (e.g., acquisition or loss of a contract);

●	Changes in control or in management;

●	Changes in auditors, or auditor notification that issuer may no longer rely on the audit report; and

●	Events regarding the issuer’s securities: defaults; redemptions; splits; repurchase plans; changes in dividends; changes in rights of holders; sales of securities; and bankruptcies/receiverships.

3.         Company Insiders — are officers, directors, controlling shareholders and any other person who is receiving information from a company with the expectation that they would keep such information

1-1-2018

private (e.g., attorneys, accountants, financial advisors, as well as market participants (including Avenue) that sign confidentiality agreements, etc.). Whether a shareholder is a controlling shareholder is facts and circumstances specific and Employees are required to consult with the Chief Compliance Officer in connection with such determinations.

4.         Knowingly — Insider trading laws have a knowledge element which is satisfied when an Employee uses MNPI in breach of a direct duty (e.g., confidentiality agreement or as a member of a board or committee) or where an Employee receives MNPI from a person from whom the employee knows or should have known was breaching his duty to the company when disclosing the MNPI to the Employee.

5.         Security — is a broadly defined term and includes, without limitation, all equities, bonds and any derivative based thereon. Note, insider trading laws generally include, and in the U.S. do include, both public and private securities and companies.

(b) Consequences of Allegations and Violations of Insider Trading Laws

In addition to the reputational risk from a mere allegation of a violation of insider trading laws, which could have a material adverse effect on the Firm, penalties for violating insider trading laws include civil and often criminal penalties, for the Firm and the Employee(s) involved.

(c) Managing Insider Trading Issues

Avenue manages insider trading issues through the following policies:

Restricted List Policy (see Annex C – Restricted List Policies and Procedures);

Focus List Policy (see Annex D – Focus List Policy);

Information Barrier Policy (see Annex E – Policy on Information Barriers);

Policy on Communicating with Company Insiders and Consultants (see Annex F – Policy on Communicating with Company Insiders and Consultants); and

Media Leaks Inquiry Policy (See Annex Y – Media Policy and Media Leaks Inquiry Policy).

(d)         Market Sounding Communications

From time to time Avenue may receive communications from company insiders and the sell side regarding MNPI, including, without limitation, seeking our opinion or interest in participating in the issuance of publicly traded securities (e.g., stocks, bonds and derivatives) or other material transactions of a public company. In order to manage the receipt of such MNPI, Avenue employees are instructed to direct such communications to the Compliance Department which will vet whether Avenue would like to obtain such MNPI.    Generally the Compliance Department will research and, without providing the name or other information to easily identify the company, provide the investment professional with general information, including: (i) whether Avenue is currently a holder of the company’s instruments; (ii) whether the company is on the Restricted or Focus list; (iii) the industry classification; (iv) geography; (v) whether there are publicly traded securities and the market cap; and (vi) how much debt is outstanding. If Avenue accepts the MNPI, which includes the Compliance Department disclosing the

1-1-2018

name of the company, the company will be added to the Restricted or Focus List as applicable. The Compliance Department will maintain a list of market sounding communications.

(e)         Monitoring Trading for Violations of Insider Trading Policies of the Firm and of the Law

The Chief Compliance Officer shall be responsible for developing a monitoring system reasonably designed to detect violations of the Firm’s policies and of the law.

(f) Trading in Bank Debt

While bank debt is not a security under the Securities Act or Exchange Act, market participants in such investments may obtain information that is not available to securities market participants and is considered MNPI (also known as borrower confidential information). When the Firm receives MNPI because it has received bank debt syndicate information, it will not trade in the securities of such companies, including credit default swaps. However, the Firm may have information barriers (see Annex E – Policy on Information Barriers) or elect not to receive bank debt level information so that it can continue to trade the securities of such companies. Notwithstanding that bank debt is not a security under the Securities Act or Exchange Act, trading in bank debt while in possession of information that other market participants may not have (sometimes referred to as borrower confidential information) may require the use of detailed “big boy” letters or require that trading in the bank debt be restricted. To the extent that an Employee believes that the Firm is in possession of such information, the Employee is required to consult with the Chief Compliance Officer.

See Annex C – Restricted List Policies and Procedures and Annex D – Focus List Policy for situations when Avenue will restrict trading in bank debt by adding the company to both the Focus List and Restricted List.

2.         Manipulative Practices

No Employee should, alone or with others:

●	engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

●	make any statement or disseminate any information (i.e., rumors) concerning any security which an employee knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security. As a precautionary measure, in instances where an Employee believes he or she may be in possession of a rumor, such Employee may make inquiries to ascertain the accuracy of such statements. When making such inquiries, employees should clearly state whether the information is confirmed or unconfirmed, and note the source of such information. If an employee believes he or she is in possession of a false rumor, he or she should contact the Compliance Department. Employees receive training by the Compliance Department with respect to the risks arising from the misuse of rumors. In addition, the Compliance Department periodically, but not less than annually, conducts email and other reviews to monitor risks associated with the spreading of false rumors through the use of electronic communication media by Employees. See Annex Y – Media Policy and Media Leaks Inquiry Policy for situations where an Employee discloses information to the media.

1-1-2018

●	Insider Dealing and Unlawful Disclosure

●

It is a criminal offence for any member of Personnel to deal or encourage another person to deal in any securities about which they have inside information, or pass on any such information other than in the proper course of their responsibilities for the Firm.

●

It is a civil offence to deal or attempt to deal in financial instruments, including cancelling or amending an existing order, on which a member of Personnel has inside information, or to recommend or induce another person to transact on the basis of inside information.

●	Market Manipulation

●	Several examples of abusive behaviour have been described in the Market Abuse Regulation whereby the FCA may discipline Personnel for any breach.
●	Misleading Statements and Impressions

●

It is a criminal offence to make misleading statements or recklessly create false or misleading impressions in relation to a security, investment or benchmark. It is also an offence to create false or misleading impressions, including recklessly created misleading impressions as well as those created intentionally.

●	In addition to combating money laundering, the FCA also considers the fight against market abuse to be essential in reducing financial crime.

●

The civil offences relating to market abuse and market manipulation are outlined in the Market Abuse Regulation (EU MAR). The CJA also creates a criminal offence of insider dealing. The UK has opted out of the Directive on Criminal Sanctions for Insider Dealing and Market Manipulation (CSMAD), which requires member states to provide for harmonised criminal offences of insider dealing and market manipulation, and to impose criminal terms of imprisonment of at least two to four years, depending on the relevant offence. However, it is important to note that individuals in the UK who are conducting cross-border activities or trading in instruments in other EU jurisdictions could incur criminal liability in those jurisdictions under CSMAD and related legislation.

●

The Firm is obliged to establish and maintain adequate and robust systems and controls to minimise the risk of the Firm or its Personnel entering into transactions or undertaking activities that constitute market abuse or attempted market abuse. The Firm acknowledges its duty to report suspicious orders and transactions to the FCA without delay by submitting a Suspicious Transaction Order Report (STOR). A suspicious order or transaction is one in which there are reasonable grounds to suspect it might constitute market abuse or attempted market abuse, such as insider dealing or market manipulation.

●

In the event that information barriers are implemented to withhold or prevent use of information held by one part of the business, these arrangements must be formally documented and independently monitored to maintain evidence of their effectiveness.

Insider dealing and other market misconduct offences are provided for in Parts XIII and XIV of the SFO. It is insider dealing for persons connected with companies listed in Hong Kong (“connected persons”) who are in possession of price sensitive information, the definition of which is substantially similar to MNPI above, in relation to those companies to:

1-1-2018

●	deal, counsel or procure another to deal, in the listed securities of the company or a related company, or their derivatives; or

●

disclose such information to another person, knowing or having reasonable cause to believe that such person will use the information to deal, counsel or procure another to deal, in the listed securities of the company or a related company, or their derivatives.

See Section II.B. – Code of Conduct – Insider Trading, Section III.E. – Sections that Apply to Specific Activities– Trading Policies and Annex Y – Media Policy and Media Leaks Inquiry Policy for further discussions on conduct that may be deemed manipulative.

C.         Code of Ethics and Personal Accounts Trading Policy

This Code of Ethics and Personal Accounts Trading Policy (the “Code of Ethics”) applies to (i) Avenue (including with respect to the Public Funds) and all employees and other supervised persons of Avenue, including certain consultants and other third parties that Avenue requires be subject to its policies and procedures (hereinafter collectively referred to as “Employees”) and (ii) all employees, officers and trustees of each Public Fund (“Public Fund Personnel”) who are “Access Persons”1 of such Public Fund. For purposes of this Code of Ethics, Employees and such Public Fund Access Persons are referred to as “Employees.”

Employees are generally prohibited from purchasing (both equity and debt) securities of individual companies (e.g., Yahoo, G.E., etc.) and selling any personal investments that have been held for less than thirty (30) days. Notwithstanding the foregoing, certain securities transactions are permitted, subject to compliance with the policy and procedures set forth herein.

[1]	For purposes of this Code of Ethics, Access Person of a Public Fund includes:

(A) (i) any trustee, director, officer, partner or employee of the Public Fund or Avenue (or of any company in a control relationship to the Public Fund or Avenue), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Public Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to the Public Fund or Avenue who obtains information concerning recommendations made to the Public Fund with regard to the purchase or sale of securities by the Public Fund; and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by the Public Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Public Fund regarding the purchase or sale of securities; and

(B) any of Avenue’s supervised persons: (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; and (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Avenue, or other person who provides investment advice on behalf of Avenue and is subject to the supervision and control of Avenue.

1-1-2018

The Chief Compliance Officer2, in his or her sole discretion, may waive the requirements of this Code of Ethics, provided the waiver is consistent with the intent of this Code of Ethics. In addition, the reporting and approval required for Access Persons of a Public Fund who are not Employees of Avenue, as well as certain consultants, may be executed through the Code of Conduct system on a proxy basis.

1.         Purpose of the Code of Ethics

Rule 17j-1 under the Investment Company Act and Rule 206(4)-7 under the Advisers Act require, among other things, a registered fund and investment advisers to adopt a Code of Ethics containing provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by Rule 17j-1(b) and prohibited conduct under the Advisers Act and the rules thereunder. In order to comply with Rule 17j-1, each Public Fund has also adopted a Code of Ethics substantially similar to this Code of Ethics.

2.         Prohibited Conduct

Pursuant to the Investment Company Act and the Advisers Act, it is unlawful for Employees and Public Fund Personnel to:

●	employ any device, scheme or artifice to defraud an Avenue Fund;

●

make any untrue statement of a material fact to an Avenue Fund or fail to state a material fact necessary in order to make the statements made to an Avenue Fund, in light of the circumstances under which they were made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon an Avenue Fund; or

●	engage in any manipulative practice with respect to an Avenue Fund,

in connection with the purchase or sale (directly or indirectly) by such persons of a security “held or to be acquired”3 by an Avenue Fund.

All Employees are prohibited hereby from violating Rule 17j-1(b).

3.         Definition of a “Personal Account”

For purposes of this Code of Ethics, a “Personal Account” includes any account in which any Employee has a direct or indirect beneficial (i.e., pecuniary) interest or trading discretion, including the accounts of:

●	an Employee’s spouse (other than a legally separated or divorced spouse);

____________________________________

[2]

References in this Code of Ethics to the Chief Compliance Officer mean, (i) in the case of Employees, the Chief Compliance Officer of Avenue and (ii) in the case of Employees who are not Employees of Avenue, the Chief Compliance Officer of the applicable Public Fund.

[3]

With respect to a Public Fund, a security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent fifteen (15) days: (A) is or has been held by the respective fund; or (B) is being or has been considered by the respective fund or its investment adviser for purchase by the respective fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).

1-1-2018

●	any other family member who resides with an Employee or whose account is managed by an Employee or another family member residing in the home of the Employee; and

●

any other account, except funds and accounts managed by Avenue and its affiliates, when an Employee or an individual specified above has a pecuniary interest in the account or exercises control over the account, including an account of a trust or partnership where the Employees is a trustee or the general partner of the partnership.

Employees are cautioned that under the federal securities laws, a wide variety of indirect interests, or accounts over which Employees may exercise direct or indirect control or influence, may constitute a Personal Account. In case of any doubt or uncertainty, Employees are should discuss the applicability of these rules with the Chief Compliance Officer.

For purposes of this Code of Ethics, Personal Accounts do not include any account over which the Employee has granted a paid third-party investment discretion, such as hedge funds, funds of funds, private equity funds, real estate funds and other private funds, but only if the Employee has “no direct or indirect influence or control” over such account (e.g., a managed account). Notwithstanding the foregoing, an Employee needs pre-approval from the Chief Compliance Officer prior to investing in a hedge fund or other private investment, as well as in connection with opening a managed account. The phrase “no direct or indirect influence or control” shall be consistently applied to mean the Employee: (i) has no other relationship with the third party manager other than as his or her paid, independent professional (i.e., not a relative or affiliated with the Employee in any way); (ii) cannot suggest purchases or sales of an investment(s) in the account to the third party manager; (iii) cannot direct a transaction(s) within the account; and (iv) cannot consult with the third party manager regarding allocation of transaction(s) in the account. Employees may not give discretion to manage an account to a family member for purposes of evading this Code of Ethics. An Employee that opens a discretionary personal account (i.e., a managed account) shall promptly provide the Chief Compliance Officer with certifications from both the Employee and the third party manager of the managed account, in a form satisfactory to the Firm, each stating the relationship between the Employee and the third party manager (i.e., independent professional vs. friend or relative; unaffiliated vs. affiliated firm) and that the Employee does not have direct or indirect influence or control over the managed account. See Section II.C.8. below for managed account approval, certification and reporting obligations.

4.         Types of Accounts Included in the Personal Account Trading Policy

This policy applies to any Personal Account in which securities transactions may be executed or in which securities may be held, including, without limitation:

●	brokerage accounts, including IRA accounts;

●	safety deposit box, lock-box or bank vault, holding certificated securities or private placement agreements;

●	401K accounts (unless the plan is limited to holding SEC registered open-end mutual funds, then such accounts do not need to be reported);

●	fund accounts, if such account can hold privately placed funds, funds formed under the laws of a jurisdiction other than the U.S., ETFs or closed end funds; and

1-1-2018

●	non-U.S. bank accounts or accounts at financial institutions (such as asset management companies or insurance institutions), if such accounts have the ability to trade in or hold securities.

Employees who are located in the United States are required to use reasonable efforts to maintain their personal brokerage accounts with brokers that provide data in an electronic format. If a United States based Employee maintains a Personal Account at a brokerage firm that does not provide transaction and holdings information electronically, the Employee shall use his or her reasonable efforts to instruct the broker to provide such information electronically. Otherwise, the Employee may be required to move their personal brokerage account to one of the approved brokers as designated by the Chief Compliance Officer.

5.         Securities Subject to Personal Trading Requirements

For purposes of the Code of Ethics, the term “security” is interpreted very broadly and includes, without limitation, stocks, bonds, notes, bills, debentures and includes puts, calls, other options, rights or futures based on securities, security-based swaps and, for this Code of Ethics only, trade claims and bank debt.4

6.         Trading on Personal Accounts

(i)  Prohibited Personal Account Transactions

Except as set forth herein, Employees are prohibited from executing the following types of transactions for their Personal Accounts:

●	selling a personal securities investment that has been held for less than thirty (30) days;

●	buying single name securities (both equity and debt), including, without limitation, initial public offerings (“IPO”);

●	buying or selling an investment on a day on which Avenue or any Avenue Fund has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn;

●

buying or selling an investment for their Personal Account within one (1) trading day before (if the Employee is aware of a forthcoming client transaction) or after trading in that investment on behalf of an Avenue Fund[5];

●

buying or selling an investment within one (1) trading day before (if the Employee is aware of a forthcoming recommendation) or after a recommendation on that investment is made or proposed by Avenue[6];

[4]

While bank debt and trade claims may not be defined as securities under the Securities Act, the Firm is including them as securities for our personal trading policy because these are investments made by the Avenue Funds and personal trading in these investments could cause a conflict.

[5]

The above prohibition need not be applied if: (i) the Avenue Fund order has been fully executed; (ii) any conflicts of interests have been removed; and (iii) the Chief Compliance Officer has granted pre-approval in the Code of Ethics System.

1-1-2018

●	cross trades between Employees and Avenue Funds;

●	short-sales of any securities recommended by Avenue for purchase; and

●	purchases of any securities recommended by Avenue for sale.

(ii) Personal Account Transactions Where No Pre-Approval or Reporting Is Required

The following types of securities are excluded from the personal trading policies and procedures, including Employee pre-approval and reporting requirements:

●	direct obligations of the government of the United States;

●

bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (i.e., any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements;

●	U.S. registered money market fund shares;

●	shares of open-end mutual funds that are not advised or sub-advised by Avenue or its affiliates;

●	shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds;

●	currencies (including currency forward contracts); and

●

Cryptocurrencies, digital mediums for exchange, or digital mediums of exchange, (i.e. Bitcoins, etc.) are not considered Reportable Securities. You may purchase cryptocurrencies for use as currency, without any pre-clearance or reporting duties. However, if you use any cryptocurrency to purchase Reportable Securities, or you purchase any derivative instruments or futures contracts involving cryptocurrencies, the transaction must be pre-cleared in accordance with this policy. Notwithstanding the foregoing, the SEC has taken the position that it believes that an initial coin offering could be considered a security and as such require pre-trade approval.

(iii) Personal Account Transactions Where Pre-Approval Is Required

The following securities transactions may be made only upon obtaining pre-approval from the Chief Compliance Officer:

●	sale of single name securities held in an account (e.g., Google, Coca-Cola);

●	direct obligations of any city or state government in the U.S.;

●	direct obligations of foreign governments;

[6]

The above prohibition need not be applied if: (i) the Avenue Fund order has been fully executed; (ii) any conflicts of interests have been removed; and (iii) the Chief Compliance Officer has granted pre-approval in the Code of Ethics System.

1-1-2018

●	mutual or money market funds formed under the laws of a foreign jurisdiction, including, without limitation, shares of UCITS funds;

●	auction rate securities;

●	ETFs and ETNs, which are index funds that represent a passively held basket of stock or notes that reflects the composition of an index (e.g., Diamonds or Spiders);

●

employer-granted options, (including the exercise and sale of the underlying common stock) Note: With pre-approval from the Chief Compliance Officer, an Employee may enter hedging transactions for the purpose of hedging Employee stock and option grants held by the Employee;

●	shares of any closed-end fund, including those that are advised or sub-advised by Avenue or its affiliates;

●	shares of open-end mutual funds that are advised or sub-advised by Avenue or its affiliates;

●	private placements and other unregistered offerings (including, without limitation, hedge funds, funds of funds, private equity funds, real estate funds and other private funds); and

●	the purchase, by an Employee, of securities of a company pursuant to a rights offering made to existing shareholders up to an amount equal to such employee’s pro-rata holdings in the company;

●	real estate investment trusts (REITs); and

●	in special circumstances, sales of personal investments that have been held for less than thirty (30) days.

Any Personal Account transactions made by the Chief Compliance Officer requiring pre-approval must be pre-approved by a Senior Managing Director in Avenue’s Legal Department.

7.         Personal Account Pre-Approval Process

Employees may transact in any of the above listed securities by completing the electronic Trading Pre-Approval form in the Code of Conduct System and receiving pre-approval from the Chief Compliance Officer.

Avenue’s Compliance Department will confirm that Avenue does not presently hold the security, has not traded the security in the past five (5) trading days, has no present intent to transact in such security, and confirms that such security is not on the Focus List or Restricted List maintained by Avenue. The Funds generally do not invest in ETFs, open-end mutual funds or closed-end mutual funds. Therefore, to the extent that an Employee is seeking to transact in an instrument that the Funds are unlikely to trade in, the Compliance Department can approve such transaction. However, for instruments that the Funds do typically transact in, the Compliance Department will seek approval from the applicable portfolio manager(s) (e.g., a single name security). Even in situations where an Employee seeks to trade a security which the Funds may currently own or potentially transact in, a transaction may be approved based on the liquidity of the security being traded (e.g., highly liquid securities like SPDR options) the Adviser may approve an Employee’s trade. The Chief Compliance Officer will approve or deny the

1-1-2018

transactions and will notify the Employee of his or her decision. Notification of approval or denial to trade may also be made verbally or by email for a designated Employee who is not on premises at the time the request is made. Verbal or email approval must also be documented in the Code of Conduct System.

Any pre-approval given will remain in effect only for the day on which approval is granted and the business day immediately following the pre-approval date (i.e., approval is only good for two days, also known as T+1; provided, however, that privately placed securities transactions are not required to close in T+1). If the transaction is not completed within the T+1 pre-approval window, pre-approval must be obtained again. This procedure also must be followed for any uncompleted portion of a previously approved transaction.

If the Chief Compliance Officer later determines that execution of a previously approved trade for a Personal Account could create the appearance of impropriety, the Employee may be required to sell the position and/or forfeit the profits obtained or losses avoided, if any, in the trade.

8.         Reporting Procedures

Within 10 days of commencing employment, and annually thereafter, all Employees must report to the Chief Compliance Officer the following:

●	Personal Accounts. In addition, all accounts opened during an Employee’s employment must be promptly reported;

●	Holdings. All securities, bank debt and trade claim holdings for which such persons are direct or indirect beneficial owners or have investment discretion (i.e., holdings in any Personal Account); and

●	Transactions. All securities, bank debt and trade claim transactions within 30 days of the end of each quarter.

In addition, all Employees must certify annually that their personal accounts, holdings and transactions, as submitted to the Chief Compliance Officer, are accurate.

●

Managed Accounts. In accordance with Rule 204A-1(b)(3)(i) of the Advisers Act, Avenue’s Code of Ethics exempts managed accounts from reporting and pre-approval of transactions, but does require pre-approval before opening a managed account See Section II.C.3. – Code of Conduct – Code of Ethics and Personal Accounts Trading Policy – Definition of a ‘Personal Account’. Notwithstanding the exemption, the Employee and the third party manager of the managed account must certify, initially, upon the opening of the managed account, and, periodically, but not less than annually thereafter, that the Employee: (i) has no direct or indirect control over the account; (ii) did not suggest that, or direct, the third party manager make any particular purchase or sales of securities for the account during a designated time period; and (iii) did not consult with the third party manager as to the particular allocation of transaction(s) to be made in the account during a designated time period. Additionally, while the Employee of a managed account is not obligated to regularly report on the managed account in accordance with the above reporting procedures, the Chief Compliance Officer may periodically, but not less than annually, request from the Employee reports on holdings and/or transactions made in the managed account, and the Employee is obligated to promptly provide such reports. If, at any

1-1-2018

time, the Employee or the third party manager cannot make the above referenced certifications or does not promptly provide such requested holdings and/or transaction reports, the Chief Compliance Officer shall notify the Employee that the account will no longer be considered a managed account, and, therefore, such account shall be obligated to comply with Avenue’s Personal Accounts Trading Policy in its entirety.

The Chief Compliance Officer must identify the Employees required to provide the reports required under this Section II.C.8 and must inform such Employees of their reporting obligation.

The above certifications will be made in the Code of Conduct System (or by such other means as the Chief Compliance Officer determines).

Employees may not open new trading accounts without the prior approval of the Chief Compliance Officer. Absent special circumstances, the Chief Compliance Officer does not expect to approve new accounts with a brokerage firm unless Avenue will receive Personal Account transaction confirmations and holdings statements electronically from such broker.

9.         Exceptions

Any trustee or director of a Public Fund, as the case may be, that is not an interested person of such Public Fund (a “Disinterested Trustee”) need not follow the reporting procedures described above. A Disinterested Trustee that is an Access Person need only report a transaction in a security in a quarterly transaction report if such Disinterested Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of a Public Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such security was purchased or sold by the Public Fund or the purchase or sale of such security was being considered by the Public Fund or Avenue.

10.         Sanctions

Violations of the Code of Ethics may result in disgorgement of profits, monetary and other penalties, censure, suspension or termination of employment. Failing to comply with the Code of Ethics may also violate federal and state laws. Violations, and concerns about potential violations, of the Code of Ethics should be reported immediately to the Chief Compliance Officer.

11.         Reports to Boards of Trustees of each Public Fund (the “Board”)

No less frequently than annually, each Public Fund’s Chief Compliance Officer, on behalf of the Public Fund, and the respective Public Fund adviser must each furnish to such Public Fund’s Board, and the Board must consider, a written report that:

●

describes any issues arising under the Code of Ethics or procedures since the last report to such Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

●	certifies that a Public Fund or the Public Fund adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

1-1-2018

12. Recordkeeping

The Chief Compliance Officer will arrange for records to be maintained for seven years, the first two years in an appropriate office of the Firm relating to compliance with the Code of Ethics as follows:

●	a copy of the Code of Ethics and amendments thereto;

●	a record of any violation of the Code of Ethics and any action taken as a result of the violation[7];

●	a record of all written acknowledgments by each Employee that she/he has received the Code of Ethics and any amendments thereto;

●	Record of all persons required to make reports under the Code of Ethics;

●	Code of Ethics / Code of Conduct reports;

●	Records of decisions (and supporting reasons) to allow persons covered by the Code of Ethics to purchase or sell securities; and

●	A record of all holdings and transactions, either through broker feeds and/or brokerage statements and trade confirmations.

D.	Other Restrictions and Reporting Obligations

1.	Outside Activities and Reporting Family Member’s Employment

Outside activities (which does not include being a board or committee member or consulting at the direction of Avenue) that might directly or indirectly affect an Employee’s duties to the Firm must be approved by the Chief Compliance Officer. These activities include, without limitation:

●	outside employment and other services for hire, including, without limitation, serving as a consultant, partner or proprietor, and other outside business activities;

●

volunteer work, which would include volunteering for politically related persons or organizations such as political candidates or organizations (e.g., PACs), but which does not include volunteer work at a religious organization or hospital;

●	sitting on public boards/committees; and

●	serving as a general partner, managing member, director, officer or trustee of a company or entity.

Employees seeking approval to engage in such activities should complete the electronic Outside Activities Approval Form in the Code of Conduct System.

[7]

However, in the case of late disclosures discovered during the annual recertification process, so long as the disclosure is immaterial (i.e., does not cause harm to the Firm or the Avenue Funds), the late disclosure will not be considered a violation of the Code of Ethics.

1-1-2018

Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with the Employee’s responsibilities, involve prolonged absences during business hours, or compete with the Firm’s or Avenue Funds’ interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.

All Employees are required to notify the Chief Compliance Officer if they have any family members8 in their household who are employed by (i) public companies, (ii) broker-dealers, (iii) investment advisers or (iv) any other financial institution.

2.	Gifts, Entertainment, Investee Company Promotions and Political Contributions and Expenditures for Public Officials

While Gifts and Entertainment (each, as defined below) are not prohibited from being given or received, they can create conflicts of interests. As such, Employees should be mindful of the value and frequency of Gifts and Entertainment given and received.

This policy does not apply to any Gift or Entertainment (i) given where the recipient reimbursed the Firm or (ii) received for which the Firm reimbursed the provider of such Gift or Entertainment.

In some instances, more restrictive rules must be followed to comply with federal, state, local and country-specific laws. Specifically, the Firm has anti-bribery and political contribution policies, which can encompass Gifts and Entertainment and supersede this Section II.D.2. See Sections IV.E. – Other Laws and Regulations – Anti-Bribery, Foreign Corrupt Practices Act and Annex W – Anti-Bribery Policy and Procedures (to Ensure Compliance with the U.S. Foreign Corrupt Practices Act and Other Anti-Corruption Statutes). Employees are responsible for checking such regulations in advance of conducting any such activity. In other cases, flexibility may be permitted with the approval of the Chief Compliance Officer.

(i)  Definitions

(i)	“Entertainment” refers to situations where the giver accompanies the recipient to the event.

(ii)	“Gifts” include, but are not limited to, tickets to sports or other events (where the giver does not accompany the recipient to the event), candy, baskets, flowers, and promotional items.

(iii)	“Investee Company Promotions” include any discounted or complimentary goods or services provided by an investee company to an Employee (e.g., hotel rooms)

(b) Prohibitions on Gifts

Employees may not, without prior approval from the Chief Compliance Officer, receive or give any Gift with a value in excess of $250 from or to anyone with whom Avenue has or is likely to have any business dealings.

[8]	As used in Section II.D.1. of this Manual, the term “family member” includes parents, mother-in-law or father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, children and any other relatives that reside in the same household as the Employee.

1-1-2018

On a case by case basis, where customary business practices justify or where it is likely that a particular Gift does not represent an inappropriate conflict of interest, the Chief Compliance Officer may approve a gift above $250.

Under no circumstances may an Employee do indirectly what this policy prohibits directly, including having a gift or entertainment provided to or received from a third party.

(c) Reporting Requirement and Valuation

Gifts: Employees are required to report to the Compliance Department all Gifts given or received. All gifts over $250 require pre-approval, which limit applies in aggregate such that if a gift basket was sent to five Avenue Employees and the value of the gift basket was over $250, all five Employees should report the Gift.

Entertainment: Employees are required to report all Entertainment in excess of $250 (except traders, who are required to report all Entertainment, regardless of value). Employees shall file their report with the Compliance Department by completing the electronic Gift and Entertainment Reporting Form in the Code of Conduct System. If Entertainment in the aggregate for a group is greater than $250, all participants must report such entertainment.

Investee Company Promotions: Employees are required to report all complimentary or discounted goods and services received from an investee company. For example if an Avenue Fund acquires an interest in a hotel and that hotel provides a discounted rate, any Employee offered such a discount must report the discount to the Compliance Department through the Code of Conduct System.

Inducements and Gifts (COBS 2.3.1 R)

Avenue London will not enter any agreement or arrangement with another party, which might in any way jeopardize Avenue London’s independence, or its ability to act without prejudice for clients. See Annex A – FCA’s Principles for Businesses, FCA’s Statements of Principle and Code of Practice for Approved Persons provides further details of Avenue London’s policy in this area. See also Annex W – Anti-Bribery Policy and Procedures (to Ensure Compliance with the U.S. Foreign Corrupt Practices Act and Other Anti-Corruption Statutes).

Prevention of Bribery (Sample Code of Conduct)

Avenue Hong Kong will not enter any agreement or arrangement with another party, which might in any way jeopardize Avenue Hong Kong’s independence, or its ability to act without prejudice for clients. See Annex EE – Summary of SFC Code of Conduct, Fund Manager Code of Conduct and Internal Control Guidelines including the Sample Code of Conduct issued by the Independent Commission against Corruption (“ICAC”) that provides further details of Avenue Hong Kong’s policy in this area. See also Annex W – Anti-Bribery Policy and Procedures (to Ensure Compliance with the U.S. Foreign Corrupt Practices Act and Other Anti-Corruption Statutes).

(d) Charitable Contributions

Employees are required to obtain from the Compliance Department pre-approval for all charitable contributions in excess of $250 given to any charity or related charities in which the Employee knows or should know that: (i) Avenue has or may have a direct or indirect business relationship; or (ii) are

1-1-2018

controlled by an elected governmental official or candidate directly or indirectly. If any Employee is unsure whether there is a reporting obligation, he or she should contact the Compliance Department. Employees shall obtain pre-approval from the Compliance Department by completing and filing the electronic Charitable Contributions Reporting Form in the Code of Conduct System.

Records of charitable contributions will be maintained in the Code of Conduct System.

(e)	Political Considerations and Expenditures on Public Officials

(i)	Introduction

Federal, state and local laws may prohibit employees, of registered investment advisers, and family members of such employees living in in their household, such as the Firm from making direct or indirect contributions and expenditures to public officials, candidates for public office, political parties and other political organizations, including, without limitation, monetary contributions, gifts, loans, the use of corporate or personal facilities or homes, and the donation of goods or services.

In particular, in the case of federal restrictions, Rule 206(4)-5 under the Advisers Act (“Rule 206(4)-5”) imposes harsh financial penalties on investment advisers that engage in so-called “pay to play” arrangements. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers (or persons employed or associated with them) make political contributions or related payments to state or local governmental officials or candidates in order to be rewarded with, or afforded the opportunity to compete for, contracts to manage the assets of a state or local government entity, including public pension plans, public university endowments and other state or local government accounts. Rule 206(4)-5, among other things, imposes broad restrictions on political contributions and imposes an outright ban on certain fundraising activities by an investment adviser and it’s Covered Associates (as such term is defined in the rule).

For purposes of this policy, a “contribution” is defined broadly. The term includes a monetary gift, a subscription or loan, an advance, a deposit of money or anything of value for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments to satisfy debts incurred in connection with an election; (iii) payments for transitional expenses or inaugural expenses of a successful candidate for state or local office or a federal candidate that at the time of the payments is a state or local official; or (iv) anything of value, such as resources or facilities of the adviser or any Employee (such as the use of conference rooms, office facilities, equipment or personnel, or personal residence) and hosting a dinner or event for the official or candidate in a public (i.e., restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting the dinner or event).

Generally speaking, “fundraising” refers to the act of soliciting or coordinating (i.e., collecting and forwarding) political contributions or payments to a political party or a nominee of a political party. Employees should be sensitive that fundraising may occur at a formal event organized and classified as a fundraiser or on an unplanned basis in an informal setting.

The Prevention of Bribery Ordinance prohibits the offering of an “advantage” to a “public servant” in connection with his or her performance or abstaining from performance of any act in relation to his or her principal’s affairs or business without “lawful authority” or “reasonable excuse” unless the public servant has obtained his principal’s prior permission or permission within a reasonable time of his receipt.

1-1-2018

(ii)	Pre-Approval Required[9]

Avenue requires any Employee and his or her family member living in such Employee’s home to obtain pre-approval from the Chief Compliance Officer by completing the Political Contribution Form through the Code of Conduct System before the Employee:

●	Makes a political contribution to a federal, state or local official or candidate for a federal, state or local office;

●

Makes any payment to a national political party or a political party of a state or political subdivision thereof, to a political action committee (“PAC”), or to any other legal entity that raises or spends money in connection with federal, state or local elections;

●

Hosts, sponsors or organizes an event, the purpose of which, in whole or in part, is to further campaign efforts (including fundraising) for any person holding or campaigning for state or local office;

●	Contributes to a charity controlled by a state or local official or candidate for a state or local office;

●	Assumes any role with an organization that regularly engages in political fundraising and endorses state and local candidates for office;

●

Engages in a fundraising event or activity, including soliciting, collecting, forwarding or otherwise coordinating: (i) political contributions to any person, PAC or to any other legal entity that raises or spends money in connection with federal, state or local elections (within or outside of Avenue); or (ii) any payments for a political party;

●	Volunteers for a political campaign during working hours and/or uses the Firm’s resources such as office space, equipment or other personnel; or

●	Allows his or her name to be used in connection with any political fundraising event.

Under no circumstances may an Employee engage indirectly in any of the foregoing activities, such as through his or her advisors, immediate or non-immediate family members, co-workers or any other persons affiliated with the Employee, as a means of circumventing the restrictions. Employees cannot do indirectly what they cannot do directly pursuant to this policy.

As a matter of policy, Avenue will not engage in any of the activities described above, unless pre-approved by the Chief Compliance Officer in consultation with outside counsel and other members of senior management as needed.

[9]

Although Rule 206(4)-5 applies to certain “Covered Associates” as defined in Rule 206(4)-5, it is Avenue’s policy that pre-approval is required for all Employees even if not Covered Associates. In addition, although the Rule applies to contributions with respect to state or local officials, it is Avenue’s policy that pre-approval is required for all political contributions, including contributions to federal officials and PACs, as well as the hosting of fundraising events at an Employee’s personal residence.

1-1-2018

(iii)	Pre-Approval Process

An Employee seeking pre-approval for any proposed political contribution or activity must submit a request to the Chief Compliance Officer by completing the Political Contribution Pre-Approval Form in the Code of Conduct System. For each proposed political contribution or activity, the Employee will be required to certify that the contribution or other activity is not for the purpose of directly or indirectly, obtaining, retaining or influencing the Firm’s engagement as an investment adviser by a Government Entity or account. Such request should include details on the proposed contribution, including the proposed recipient of the contribution and the proposed amount of such contribution. Requests will be considered in light of the restrictions under federal, state and local laws, and rules and regulations imposed by individual Government Entities. An Employee can only make or submit a political contribution or engage in the requested activity once written approval from the Chief Compliance Officer through the Code of Conduct System has been obtained.

The Chief Compliance Officer maintains a political contributions log that records all of the political contribution requests received from Employees, whether the request was approved or denied, as well as the appropriate books and records.

Further, the Chief Compliance Officer shall maintain a list of each Government Entity to which the Firm provides direct investment advisory services.

Failure to comply with this policy could result in the Firm being precluded from conducting advisory business with or receiving compensation from individual clients and could materially and adversely affect the business or prospects of the Firm.

(iv)	New Employee Certifications

Each new Employee shall be required to provide to Avenue through its new employee certifications on the Code of Conduct System whether he or she, or any family member residing in their household, has made a political contribution in the prior two year period.

3.	Confidentiality

(i)       Any information that an Employee obtains regarding advice furnished by Avenue to an Avenue Fund, nonpublic information furnished to Avenue by any Fund Investor or other person, and the analyses and other proprietary data or information of the Firm, is strictly confidential and may not be revealed to third parties. Except as otherwise permitted under the whistle-blower provisions of federal law or regulation10, such information is the property of the Firm and disclosure of this information to any third party without the prior written permission of the Chief Compliance Officer is grounds for immediate dismissal. Disclosure of confidential or proprietary information may not only subject Avenue to legal liability but also could subject the person who discloses the information to civil and/or criminal penalties. An Employee may not disclose confidential or proprietary information to any other Employee

[10]

Nothing in this manual prohibits an Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistle-blower provisions of federal law or regulation. An Employee does not need the prior authorization of Avenue to make any such reports or disclosures and is not required to notify Avenue that he or she has made such reports or disclosures.

1-1-2018

except for legitimate business purposes. In addition, the Public Funds that are closed-end funds are subject to the requirements of Regulation FD, and Employees should also refer to the Avenue Registered Fund Compliance Manual Section XII - Regulation FD Disclosure Policy for additional information.

Employees should not disclose proposed/pending trades to any client or other individual/entity outside of Avenue.

(ii)	Public Funds

Federal securities laws and the Public Fund’s policies may specifically prohibit the dissemination of Public Fund information. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the Chief Compliance Officer, including information regarding any Public Fund’s portfolio holdings in marketing materials and such Public Fund’s website is subject to the Chief Compliance Officer’s approval in accordance with the Public Fund’s marketing and advertising policy and procedures. In determining whether or not to approve the dissemination of holdings information, the Chief Compliance Officer may consider, among other things, whether the recipient is an investor or an industry professional performing due diligence on the Funds, the frequency of a particular request for information, whether disclosure has been provided to other clients/Fund Investors regarding the ability of Avenue to provide additional disclosures to certain clients/Fund Investors, whether and to what extent the holdings information is current, and/or whether the recipient is subject to a confidentiality agreement.

Avenue will provide certain information relating to the performance, NAV and holdings of the Public Funds to the public only through the Public Funds’ approved website. Any requests or dissemination of any information to any current or prospective shareholder, or to a financial intermediary, other than documents that have been filed with the SEC or that is provided on the website, must be approved by the Chief Compliance Officer and prior to any such disclosure, if and as determined by the Chief Compliance Officer, a press release shall be made to ensure that no selective disclosure of such information has occurred.

(iii) Publicly Identifiable Information

No Employee may disclose Personally Identifiable Information (as defined in the Privacy and Identity Theft Policy) of any investor or Employee without approval from the Chief Compliance Officer. See Section IV.A. – Other Laws and Regulations – Privacy and Identity Theft Policy, which, among other items, refers to jurisdictional specific policies and procedures regarding addressing private information obtained from the EU and Hong Kong.

The Chief Compliance Officer will grant approval for disclosures to regulatory authorities (such as in the case of a regulatory inspection or other action) or when otherwise required by law.

4.	Involvement in Litigation and Other Proceedings

An Employee must notify the Chief Compliance Officer or a Senior Managing Director in the Legal Department, immediately, in writing, if she or he becomes involved in, or threatened with:

●	litigation involving a business, securities or investment related claim;

●	an administrative/regulatory investigation, enforcement action or proceeding of any kind; or

1-1-2018

●	any judgment, order, conviction, guilty plea or nolo contendre (“no contest”), or arrest.

In addition, an Employee who is contacted by any regulatory authority (including, but not limited to, the SEC, CFTC, FINRA, NFA, DOL, IRS, FCA, SEBI, SFC or state and local securities regulators) in person, by telephone or by correspondence (including, but not limited to, e-mails), must notify the Chief Compliance Officer immediately. Further, Employees must certify on an annual basis in the Code of Conduct System that the Employee has not been involved in any of the foregoing matters or any other disclosable event.

E.	General Standards in Dealing With Existing or Prospective Clients

In addition to anti-fraud provisions set forth in the Securities Act, the Exchange Act, Section 206 of the Advisers Act and in foreign, state and local jurisdictions in which the Firm operates, the Advisers Act Rule 206(4)-8 (“Rule 206(4)-8”) prohibits advisers to pooled investment vehicles (such as hedge funds, private equity funds, or venture capital funds) from making false or misleading statements. See Section III.L.5. – Sections that Apply to Specific Activities – Offers and Sales of Avenue Fund Interests and Distributions – Disqualification of Felons and Other “Bad Actors” from Rule 506 Offerings.

1.	Standard of Care

Employees are prohibited from:

●	employing any advice, scheme, or artifice to defraud a client;

●	making any untrue statement of a material fact to a client or omitting to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading;

●	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; and

●	engaging in any manipulative, deceptive or fraudulent act or practice with respect to a client.

The fiduciary relationship that exists between Avenue and the Avenue Funds imposes upon Avenue and its Employees numerous responsibilities, including duties to:

●	render disinterested and impartial advice;

●	disclose or mitigate[11] conflicts as they arise;

●	make recommendations to the Avenue Funds consistent with investment guidelines; and

●	perform due diligence on investment recommendations.

With respect to certain Avenue Funds that are deemed to hold Plan Assets, as defined under ERISA, certain Employees have a fiduciary duty to act with a heightened standard of care (i.e., the “prudent expert rule”). See Section IV.B.2.(ii).a. – Other Laws and Regulations – Employee Retirement Income

[11]	As determined by the Conflicts of Interest Committee and in consultation with the Senior Managing Director of the Legal Department and the Chief Compliance Officer.

1-1-2018

Security Act of 1974 – Fiduciary Status of the Firm – Plan Asset Fiduciary Status of the Firm - Standard of Care.

2.	Prohibited Conduct

Employees must refrain from practices that may constitute violations of law and Avenue policies and procedures. For example, engaging in any of the following practices may result in serious disciplinary action, including termination of employment, as well as criminal and civil liability. Such prohibited conduct includes, but is not limited to:

(i)	guarantees against loss to investors in the Avenue Funds;

(ii)	guarantees or misrepresentations as to performance to investors in the Avenue Funds;

(iii)	providing legal or tax advice to investors in the Avenue Funds;

(iv)	borrowing from or lending to an Avenue Fund or Fund Investor; and

(v)	executing transactions or exercising discretion without proper authorization.

3. Avenue London and MiFID II

Pursuant to MiFID II , Avenue London is required to ensure that its advice to clients (e.g., Avenue Funds) is suitable for its managed account clients and has instituted a New Products Committee for its European Strategy which includes Avenue Funds that are sub-advised by Avenue London.

F.	Reporting of Violations and Whistle-Blower Policy

Employees are required to promptly report all actual or potential conflicts of interest, violations of any government or regulatory law, rule or regulation or violations of the Firm’s policies and procedures by any Employee (including, but not limited to, the reporting Employee) or Avenue service providers (“Wrongful Conduct”), including, without limitation, those policies and procedures set forth in this Manual. All reporting must be made to the Chief Compliance Officer or the Senior Managing Director of the Legal Department, or, if the Wrongful Conduct concerns the Chief Compliance Officer, then to a Managing Partner.

All reports of Wrongful Conduct will be investigated by the Chief Compliance Officer and the Senior Managing Director of the Legal Department and/or a Managing Partner, as applicable. Any individual who is named in the report or whose conduct may be in question as a result of the report will be prohibited from resolving the matter without appropriate oversight. A written record of a verbal report or a copy of a written report and any related correspondence will be placed in a file maintained by the Compliance Department (or by a Managing Partner if the Wrongful Conduct concerns the Chief Compliance Officer). Action taken, if any, in response to a report of Wrongful Conduct will be noted in the file.

Employees may submit information to the Chief Compliance Officer and the Senior Managing Director of the Legal Department and/or a Managing Partner on a confidential or non-confidential basis, verbally in person or by telephone, or in writing hand delivered or sent via email or fax. The Chief Compliance Officer, the Senior Managing Director of the Legal Department or Managing Partner, as applicable, will notify the sender and acknowledge receipt of the reported violation or potential violation within five (5)

1-1-2018

business days. Additionally, Wrongful Conduct may be reported anonymously to the Chief Compliance Officer by completing a notification form in the Code of Conduct System, or by calling 888-270-2280 and to a Managing Partner by calling 212-850-7519. If the call is being made from outside the U.S., Employees must first call the below number:

China (Northern)	108-888/108-10
Germany	0-800-225-5288
Hong Kong	800-961-111 / 800-932-266
India	000-117
Italy	800-172-444
Luxembourg	800-201-11
Philippines	105-11
Singapore	800-011-1111 / 800-001-0001
Spain	###-##-####
United Kingdom	0-800-890-011 / 0-500-890-011

No Employee or partner may discharge, demote, suspend, threaten, harass or otherwise discriminate against any Employee who lawfully, and reasonably believes that it is in the public interest, reports Wrongful Conduct involving potential securities law violations in accordance with this policy to a federal, state, regulatory or self-regulatory agency, even if such Employee is subject to a duty of confidentiality. Any action taken against an Employee because he or she reports a violation or a potential violation to a federal, state, regulatory or self-regulatory agency, even if such Employee is subject to a duty of confidentiality, shall be a violation of the Firm’s Code of Conduct. However, any Employee who makes a report of Wrongful Conduct in bad faith or with the knowledge that it is false shall be subject to discipline, up to and including termination of employment.

Notwithstanding the foregoing, it shall not be a violation of this policy to take adverse employment action against an Employee whose conduct or performance warrants that action separate from and apart from the Employee making a report in accordance with this policy.

The Public Interest Disclosure Act 1998 (PIDA) provides guidance for dealing with wrongdoing in the workplace and other whistle-blowing issues in a safe and constructive way. It encourages Employees to raise concerns internally in the first instance.

The FCA would regard as a serious matter any evidence that a firm had acted to the detriment of a worker because he had made a disclosure about matters, which are relevant to the functions of the FCA. Such evidence could call into question the fitness and propriety of the firm or relevant members of its staff, and could therefore, if relevant, affect the firm’s continuing satisfaction of the Threshold Conditions or, for an Approved Person, his status.

Avenue London acknowledges the desirability of PIDA and commits itself to upholding it.

Employees should also refer to the Avenue Registered Fund Compliance Manual Section IV. (A). “Audit Committee Whistle-Blower Procedures” for a description of the Public Fund’s whistle-blowing policies.

G.	Administration of the Code of Conduct

This Section outlines the responsibilities of the Chief Compliance Officer with respect to Avenue’s Code of Conduct.

1-1-2018

1.	Administration and Records

The Chief Compliance Officer will be responsible for general administration of the Code of Conduct. Except as otherwise provided in the Code of Ethics recordkeeping requirements described in Section II.C.12. above, the Chief Compliance Officer will arrange for records to be maintained relating to compliance with the Code of Conduct as follows:

●	Avenue’s Code of Conduct and amendments thereto including any prior Code of Conduct used within the last seven years, the first two years in an appropriate office of the Firm;

●	an up-to-date list of all Employees required to make Personal Account related reports and an up-to-date list of all Personal Accounts maintained by such persons;

●

a record of each Employee’s completed “Acknowledgement and Condition of Employment or Association” shall be retained for a period of seven years, the first two in an appropriate office of the Firm, after an Employee ceases to be employed by the Firm;

●	a copy of all forms, reports and statements submitted under the Code of Conduct for seven years, the first two years in an appropriate office of the Firm; and

●

any written reports or memoranda relating to the Code of Conduct, including any violation of the Code of Conduct and the actions taken in response to the violation for seven years, the first two years in an appropriate office of the Firm.

2.	Supervisory Procedures

The role of the Chief Compliance Officer is critical to the implementation and maintenance of the Code of Conduct. Supervisory procedures can be divided into two classifications: prevention and detection.

Prevention

To prevent violations of the Code of Conduct, the Chief Compliance Officer will:

●	continue to review and revise the Firm’s policies and procedures to ensure that they remain consistent with the Firm’s evolving business and changes in legal and regulatory requirements; and

●	review, and either approve or disapprove, in writing (which includes e-mail), each request by an Employee as required under these policies and procedures.

Detection

To detect violations of the Code of Conduct, the Chief Compliance Officer will:

●	review the trading activity of the Avenue Funds and Employees; and

●	perform, or engage others to perform, other forensic tests.

Annual Recertifications of Employees and Unreported Activity

1-1-2018

In the case of late disclosures discovered during the annual recertification process, so long as the Chief Compliance Officer determines that such disclosure is immaterial (i.e., does not cause harm to the Firm or the Avenue Funds), such late disclosure will not be considered a violation of the Code of Conduct. Such determinations will be made on a case by case basis.

3.	Special Reports

Promptly, upon learning of a violation of the Code of Conduct, the Chief Compliance Officer will prepare a written report, which will be retained in Avenue’s Compliance Incident Log file providing full details of the violation and, if necessary, recommendations for further action.

4.	Annual Reports

At least annually (or as otherwise needed), the Chief Compliance Officer will prepare a written report for Avenue:

●	creating a risk-based assessment of Avenue’s risks and its policies and procedures to mitigate those risks;

●	evaluating Avenue’s current procedures to determine their adequacy and the effectiveness of their implementation;

●

reviewing and considering any compliance matters that arose during the previous year, any changes in the business activities of Avenue or its affiliates, and any changes in the Advisers Act or other applicable laws and regulations; and

●	making recommendations for improvement based on any violations of the Firm’s policies and procedures or concerns relating to compliance, including compliance with the Code of Conduct.

At least annually (or as otherwise needed), the Chief Compliance Officer will prepare a written report(s) for internal purposes as well as for the board of directors/trustees of any Public Fund advised or sub-advised by Avenue, the form and substance of which shall be agreed upon with the adviser to the Public Fund.

1-1-2018